EXHIBIT 1

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: November 25, 2019

LUMINUS MANAGEMENT, LLC

By:	/s/ Jonathan Barrett
Name:	Jonathan Barrett
Title:	President

LUMINUS ENERGY PARTNERS MASTER FUND, LTD.

By:	/s/ Jonathan Barrett
Name:	Jonathan Barrett
Title:	Director

/s/ Jonathan Barrett
JONATHAN BARRETT